UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Date of Report (Date of Earliest Event Reported): September 22, 2009
of
ARRIS GROUP, INC.
A Delaware Corporation
IRS Employer Identification No. 58-2588724
Commission File Number 000-31254
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 423-2000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On September 22, 2009, ARRIS Group, Inc. (“ARRIS”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Digeo, Inc., a Delaware Corporation (“Digeo”), and Vulcan Ventures, Inc., a Delaware corporation and the majority stockholder of Digeo (“Vulcan”), and simultaneously entered into a Patent Purchase Agreement with Vulcan (together with the Asset Purchase Agreement, the “Purchase Agreements”). Under the Purchase Agreements ARRIS will acquire substantially all of the assets of Digeo, including its intellectual portfolio, for approximately $20 million in cash and will assume certain liabilities of Digeo. Payment of $4 million of the aggregate purchase price will be deferred until the first anniversary of the closing of the transactions. Closing of the transactions contemplated by the Purchase Agreements, subject to the satisfaction of closing conditions, is expected to occur in the fourth quarter of 2009.
     The Purchase Agreements contain customary representations and warranties, pre-closing and post closing covenants and mutual indemnification obligations for, among other things, inaccuracy or breach of any representation or warranty in the Purchase Agreements and any breach or non-fulfillment of any covenant contained in the Purchase Agreements and related transaction agreements or certificates.
     Closing of the transactions contemplated by the Purchase Agreements also is subject to customary closing conditions, including the accuracy of representations and warranties, the performance of covenants and the execution by the parties of customary ancillary agreements addressing the assignment and assumption of the purchased assets and assumed liabilities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS Group, Inc.
By:	/s/ Lawrence A. Margolis
Lawrence A. Margolis
Executive Vice President of Strategic Planning, Administration and Chief Counsel and Secretary

Dated: September 23, 2009